Exhibit 99.1

NEWS RELEASE

Timken Acquires The Diamond Chain Company,

Expanding Its Leadership in Engineered Industrial Chain

NORTH CANTON, Ohio, April 1, 2019 — The Timken Company (NYSE: TKR), a world leader in engineered bearings and power transmission products, has acquired The Diamond Chain Company from Amsted Industries. Diamond Chain is a leading supplier of high-performance roller chains for industrial markets. The company serves a diverse range of sectors, including industrial distribution, material handling, food and beverage, agriculture, construction and other process industries. For the 12 months ended March 31, 2019, Diamond Chain posted sales of over $60 million.

“The acquisition of The Diamond Chain Company adds another strong industrial brand with a reputation for quality, reliability and performance to Timken’s growing power transmission portfolio,” said Richard G. Kyle, Timken president and chief executive officer. “Diamond Chain is a premier brand in the North American distribution channel and is an excellent strategic fit with our Drives chain business. The acquisition expands our leadership in roller chain, builds on our strong position in distribution and adds depth to our manufacturing capabilities in Asia. We expect to drive significant synergies with the combination of Diamond Chain and Drives.”

Founded in 1890 and headquartered in Indianapolis, Indiana, Diamond Chain has manufacturing operations in the United States and China. The company employs approximately 370 people.

With the acquisition of Diamond Chain, Timken’s power transmission portfolio now accounts for roughly one-third of Company revenues.1 Timken expects Diamond Chain results to be reported mostly through Timken’s Process Industries business segment.

The acquisition was funded with cash on hand and through borrowings under existing credit facilities. Timken expects the acquisition to be accretive to adjusted earnings in 2019.

About The Timken Company

The Timken Company (NYSE: TKR; www.timken.com) designs a growing portfolio of engineered bearings and power transmission products. With more than a century of knowledge and innovation, we continuously improve the reliability and efficiency of global machinery and equipment to move the world forward. Timken posted $3.6 billion in sales in 2018 and employs more than 17,000 people globally, operating from 35 countries.

[1]	Reflects pro forma full-year revenues for acquisitions made within the past 12 months.

Stronger. Commitment. Stronger. Value. Stronger. Worldwide. Stronger. Together. | Stronger. By Design.	The Timken Company

Certain statements in this release (including statements regarding the company’s estimates and expectations) that are not historical in nature are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, the statements regarding the company’s expectations regarding accretion are forward-looking. The company cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors, including: the inability to successfully integrate the newly acquired business into the company’s operations or achieve the expected synergies associated with the acquisition; and adverse changes in the markets served by the newly acquired business. Additional factors are discussed in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2018, quarterly reports on Form 10-Q and current reports on Form 8-K. Except as required by the federal securities laws, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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Media Relations:

Scott Schroeder

234.262.6420

scott.schroeder@timken.com

Investor Relations:

Jason Hershiser

234.262.7101

jason.hershiser@timken.com